Exhibit 19.1

Cogent Communications Holdings, Inc.

Insider Trading Compliance Policy

Cogent Communications Holdings, Inc. (the “Company”) seeks to promote a culture that encourages ethical conduct and a commitment to compliance with the law. We require our personnel to comply at all times with federal law governing insider trading. This policy sets forth procedures designed to provide reasonable assurance that our personnel will avoid undue legal risk associated with securities trading activity.

Persons Covered

You must comply with this policy if you are:

●	a director, officer or employee;
●	an entity controlled by a director, officer or employee;
●	a contractor, consultant or other person designated by the Company; or
●	a household member of any of the foregoing persons.

Policy Statement

You must not:

●	purchase or sell any security in breach of a duty of trust or confidence while you possess material nonpublic information about the security, whether issued by the Company or by any other company;
o	this includes purchasing or selling any security of any other company while you possess material nonpublic information about that business that you obtained during your employment by or service with the Company;
●	directly or indirectly communicate material nonpublic information to anyone outside the Company, unless you follow the Company’s Public Disclosure Policy; or
●	directly or indirectly communicate material nonpublic information to anyone within the Company except on a need-to-know basis.

For this purpose:

●	“securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments;
●	“purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security;
●	“sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security;

Cogent Communications Holdings, Inc.
Insider Trading Compliance Policy

●	“material” means likely to have a significant effect on the market price of the security (also understood to mean a substantial likelihood that a reasonable investor would consider the information important in making an investment decision); and
●	“nonpublic” means not broadly disseminated to the general public so that investors have been able to factor the information into the market price of the security. See Annex A hereto for further information about material nonpublic information.

To understand how these terms apply to specific circumstances, or for any other questions about this policy, you should ask a Compliance Officer. The Company has designated each of the Chief Legal Officer, Deputy General Counsel and Chief Financial Officer as compliance officers for this policy (each, the “Compliance Officer”).

If you are unsure whether a proposed transaction is allowed under this policy and the federal laws governing insider trading, you should follow a good rule of thumb: when in doubt, do not trade.

Quarterly Blackout Periods

You must not trade any security of the Company during any blackout period.

The quarterly blackout period:

●	begins two weeks before the end of each fiscal quarter; and
●	ends after completion of the second trading day after the earnings release for that quarter.

If, for example, the Company were to issue its earnings release on Monday prior to the stock market opening at 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If, however, the earnings release was issued on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday.

Additional Blackout Periods

From time to time, the Compliance Officer may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must neither trade any security of the Company nor disclose that an additional blackout is in effect.

Transactions Exempted from Blackout Restrictions

The blackout restrictions do not apply to:

●	transactions directly with the Company (i.e., not a market transaction);
●	exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities;

Cogent Communications Holdings, Inc.
Insider Trading Compliance Policy

Note - a broker-assisted “cashless exercise” of a Company stock option or other equity award involves a market sale of the Company’s securities. Therefore a “cashless exercise” does not qualify under this exception;

●	bona fide gifts of the Company’s securities, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities while the donor is in possession of material nonpublic information about the Company; or
●	transactions under a Rule 10b5-1 trading plan.

The Compliance Officer or, in the case of directors, the Board of Directors of the Company (the “Board”), may approve additional exceptions to the blackout restrictions.

Pre-Clearance of Trades

The Compliance Officer will designate a list of persons who (with their controlled entities and household members) must pre-clear each trade in any security of the Company. The list of persons subject to pre-clearance shall, at a minimum, include the Company’s directors and officers, as defined in Rule 16a-1(f) (“Section 16 Reporting Persons”).

To submit a pre-clearance request, you must:

●	email the Compliance Officer at least two business days in advance of the proposed transaction;
●	describe your proposed transaction, the proposed date of the transaction, and the amount of securities involved;
●	certify that you do not possess material nonpublic information; and
●	call the Compliance Officer to confirm receipt of your emailed request.

Pre-clearance approval:

●	may be granted or withheld in the sole discretion of the Compliance Officer;
●	remains subject to the requesting person’s independent obligation to confirm that the requesting person does not possess material nonpublic information;
●	will not constitute legal advice that a proposed transaction complies with applicable law;
●	will not result in liability to the Company or any other person if delayed or withheld; and
●	is not required for transactions under a previously approved Rule 10b5-1 trading plan.

Rule 10b5-1 Trading Plans

The blackout and pre-clearance restrictions do not apply to transactions under a trading plan that has been approved by the Compliance Officer and satisfies the conditions of Rule 10b5-1. See Annex B hereto for further information about Rule 10b5-1 trading plans.

Cogent Communications Holdings, Inc.
Insider Trading Compliance Policy

Prohibited Transactions

You may not engage in:

●	short sales of the Company’s securities, which refers to sales of shares that you do not own at the time of sale or do not deliver within 20 days after the sale;
●	options trading involving the Company’s securities, including puts, calls, or other derivative securities on an exchange, an over-the-counter market, or any other organized market;
●	hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars, or other transactions that hedge or offset any decrease in market value of the Company’s equity securities; and
●	pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account, except in the limited circumstances permitted by the Company’s Hedging and Derivatives Policy or as otherwise approved by the Audit Committee of the Board and ratified by the Board.

Post-Termination Transactions

If you possess material nonpublic information when your service with the Company terminates, you may not trade until that information has become public or is no longer material.

Policy Administration

The Compliance Officer has authority to interpret and implement this policy. This authority includes interpreting or waiving the terms of the policy, to the extent consistent with its general purpose and applicable securities laws. The policy as it applies to any covered activity by a Compliance Officer shall be administered by one of the other Compliance Officers.

Certification of Compliance

You may be asked periodically to certify your compliance with the terms and provisions of this policy.

Cogent Communications Holdings, Inc.
Insider Trading Compliance Policy

Annex A

Material Nonpublic Information

Whether a fact is material depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important when making a decision to buy, sell, or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Moreover, material information does not have to take the form of an internal fact about a company’s business. For example, the contents of a forthcoming press article about a company or its prospects that is expected to affect the market price of the company’s stock can be material, even though the company is not involved in writing the article or acting as a source for information in the article. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information may include (but are not limited to) information about:

●	corporate earnings or earnings forecasts;
●	dividends;
●	possible mergers, acquisitions, tender offers, or dispositions;
●	major new products or product developments;
●	important business developments, such as developments regarding strategic collaborations;
●	management or control changes;
●	significant financing developments including pending public sales or offerings of debt or equity securities;
●	defaults on borrowings;
●	bankruptcies;
●	cybersecurity or data security incidents; and
●	significant litigation or regulatory actions.

In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission or a Regulation FD-compliant conference call. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this policy.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.

Annex A

Cogent Communications Holdings, Inc.
Insider Trading Compliance Policy

Annex B

Rule 10b5-1 Trading Plans

The trading restrictions set forth in this policy, other than those transactions described under “Prohibited Transactions,” do not apply to a Rule 10b5-1 trading plan that:

●	has been submitted to and preapproved by the Compliance Officer;
●	includes a “cooling-off period” for
o	Section 16 Reporting Persons that extends to the later of 90 days after adoption or modification of a Rule 10b5-1 trading plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the trading plan was adopted, up to a maximum of 120 days; and
o	employees and any other persons, other than the Company itself, that extends 30 days after adoption or modification of a Rule 10b5-1 trading plan;
●	has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company and not otherwise in a blackout period, and the person who entered into the Rule 10b5-1 trading plan has acted in good faith with respect to the trading plan;
●	for Section 16 Reporting Persons, includes a representation in the Rule 10b5-1 trading plan that the Section 16 Reporting Person is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the trading plan in good faith and not as part of a plan or scheme to evade Rule 10b-5; and
●	complies with all other applicable requirements of Rule 10b5-1.

The Compliance Officer may impose such other conditions on the implementation and operation of any Rule 10b5-1 trading plan as the Compliance Officer deems necessary or advisable. Individuals may not adopt more than one Rule 10b5-1 trading plan at a time, except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Compliance Officer.

An individual may only modify a Rule 10b5-1 trading plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and terminations of a Rule 10b5-1 trading plan are subject to preapproval by the Compliance Officer, and modifications of a Rule 10b5-1 trading plan that change the amount, price or timing of the purchase or sale of the securities underlying a Rule 10b5-1 trading plan will trigger a new Cooling-Off Period.

The Company reserves the right to publicly disclose, announce or respond to inquiries from the media regarding the adoption, modification or termination of a Rule 10b5-1 trading plan, or the execution of transactions made under a trading plan. The Company also reserves the right, from time to time, to suspend, discontinue or otherwise prohibit transactions under a Rule 10b5-1 trading plan if the Compliance Officer or the Board, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company.

Annex B

Cogent Communications Holdings, Inc.
Insider Trading Compliance Policy

Compliance of a trading plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the trading plan are the sole responsibility of the person initiating the trading plan, and none of the Company, the Compliance Officer or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a trading plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a trading plan.

Annex B